UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 3, 2022

Date of Report (Date of earliest event reported)

NCS Multistage Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38071	46-1527455
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

19350 State Highway 249, Suite 600

Houston, Texas 77070

(Address of principal executive offices) (Zip code)

(281) 453-2222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NCSM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 1.01Entry into a Material Definitive Agreement.

On May 3, 2022, NCS Multistage Holdings, Inc. (the “Company”) entered into a new $35.0 million secured asset-based revolving credit facility (the “ABL Facility”). The ABL Facility is governed by the Credit Agreement dated as of May 3, 2022, by and between the Company, Pioneer Investment, Inc., NCS Multistage, LLC, NCS Multistage Inc., the other loan parties thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and as a lender under the facility provided therein (the “Credit Agreement”).

The ABL Facility consists of a revolving credit facility in an aggregate principal amount of $35.0 million made available to borrowers, of which up to $10.0 million may be made in Canadian dollars and $7.5 million may be made available for letters of credit. Total borrowings available to the borrowers under the ABL Facility may be limited subject to a borrowing base calculated on the sum of cash in a specified pledged account, eligible accounts receivable and eligible inventory, provided it does not include credit for the assets of Repeat Precision, LLC (“Repeat Precision”). The borrowing base under the ABL Facility on the date we entered into the facility was $19.7 million. The ABL Facility will mature on May 3, 2027.

Borrowings under the ABL Facility may be made in U.S. dollars priced based on “ABR”, the “Adjusted Daily Simple SOFR” or the “Adjusted Term SOFR Rate”, and in Canadian dollars priced at the “Canadian Prime Rate” or the “CDOR Rate” (each as defined in the Credit Agreement). Borrowings bear interest plus a margin that varies depending on the leverage ratio as follows: (i) for ABR based loans, between 1.40% and 2.40%, and (ii) for Adjusted Daily Simple SOFR, Adjusted Term SOFR Rate, Canadian Prime Rate, and CDOR Rate, between 2.40% and 3.40%. The Company must also pay monthly a commitment fee of 0.25% to 0.50% per year, based on unused commitments.

The obligations of the borrowers under the ABL Facility are guaranteed by the Company and each of its subsidiaries (other than Repeat Precision), as well as each of its future direct and indirect subsidiaries organized under the laws of the United States or Canada (subject to certain exceptions), and are secured by substantially all of the assets of the Company and its subsidiaries, in each case, subject to certain exceptions and permitted liens.

The Credit Agreement requires us to (i) maintain, for quarters during which liquidity is less than 20% of the aggregate revolving commitments, a fixed charge coverage ratio of at least 1.0 to 1.0 and (ii) to prepay advances to the extent that the outstanding loans and letter of credit amounts exceed the most recently calculated borrowing base. The Credit Agreement also contains customary affirmative and negative covenants, including, among other things, restrictions on the creation of liens, the incurrence of indebtedness, investments, dividends and other restricted payments, dispositions and transactions with affiliates.

The Credit Agreement includes customary events of default for facilities of this type (with customary materiality thresholds and grace periods, as applicable). If an event of default occurs, the lenders party to the Credit Agreement may elect (after the expiration of any applicable notice or grace periods) to declare all outstanding borrowings under such facility, together with accrued and unpaid interest and other amounts payable thereunder, to be immediately due and payable. The lenders party to the Credit Agreement also have the right upon an event of default thereunder to terminate any commitments to provide further borrowings, or to provide additional financing in excess of the borrowing base limit, or to proceed against the collateral securing the ABL Facility.

The Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement, and is qualified in its entirety by reference to Exhibit 10.1

Item 1.02 Termination of a Material Definitive Agreement.

On May 3, 2022, concurrently with the Company’s entry into the Credit Agreement, the Company terminated outstanding revolving credit commitments under the credit facility governed by the Second Amended and Restated Credit Agreement, dated May 1, 2019, and subsequently amended by Amendment No. 1 to the Second Amended and Restated Credit Agreement, dated August 6, 2020, by and between the Company, Pioneer Investment, Inc., NCS Multistage Inc., Pioneer Intermediate, Inc., the lenders party thereto, Wells Fargo Bank, National Association, as U.S. administrative agent, and Wells Fargo Bank, National Association, Canadian Branch, as Canadian administrative agent.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description of the Exhibit
10.1

Credit Agreement, dated as of May 3, 2022, by and among NCS Multistage Holdings, Inc., Pioneer Investment, Inc., NCS Multistage, LLC, NCS Multistage Inc., and the other loan parties thereto and JPMorgan Chase Bank, N.A. and the lenders party thereto.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2022	NCS Multistage Holdings, Inc.

	By:	/s/ Ryan Hummer
Ryan Hummer
Chief Financial Officer and Treasurer